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Security Benefit Life Insurance Company                700 SW Harrison St.
Security Benefit Group, Inc.                           Topeka, Kansas 66636-0001
Security Distributors, Inc.                            (785) 431-3000
Security Management Company, LLC

April 11, 2001

Security Benefit Life Insurance Company
700 SW Harrison Street
Topeka, KS 66636-0001

Subj:  Variflex Separate Account (Variflex ES)
       File Nos.:  811-3957 and 333-36529
       Post-Effective Amendment Nos.:  4 and 5

Dear Sir/Madam:

This letter is with reference to the Registration Statement of Variflex Separate
Account   (Variflex  ES)  of  which  Security  Benefit  Life  Insurance  Company
(hereinafter "SBL") is the Depositor. Said Registration Statement is being filed with the Securities and Exchange  Commission for the purpose of registering  the variable  annuity  contracts  issued by SBL and the  interests  in the  Variflex
Separate  Account  under  such  variable  annuity  contracts  which will be sold pursuant to an indefinite registration.

I have examined the Articles of Incorporation  and Bylaws of SBL, minutes of the meetings of the Board of Directors and other records,  and pertinent  provisions of the Kansas  insurance laws,  together with applicable  certificates of public officials  and  other  documents  which I have  deemed  relevant.  Based  on the foregoing, it is my opinion that:

1.  SBL is duly organized and validly existing as a stock life insurance company under the laws of the State of Kansas.

2.  Variflex  Separate Account has been validly created as a Separate Account in accordance with the pertinent provisions of the insurance laws of Kansas.

3.  SBL has the power,  and has validly and legally  exercised it, to create and issue the variable annuity  contracts which are  administered  within and by means of the Variflex Separate Account.

4.  The  amount  of  variable  annuity  contracts  to be  sold  pursuant  to the indefinite registration,  when issued, will represent binding obligations of
    SBL in accordance  with their terms providing said contracts were issued for the considerations  set forth therein and evidenced by appropriate  policies and certificates.

I hereby consent to the inclusion in the Registration  Statement of my foregoing opinion.

Respectfully submitted,

AMY J. LEE

Amy J. Lee
Associate General Counsel and Vice President
Security Benefit Life Insurance Company